AMENDMENTS TO BYLAWS

AUGUST 2, 2007

ARTICLE II

MEET1NGS OF STOCKHOLDERS

   Section 4. Written notice of every meeting of the stockholders, specifying the place, date, and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall he served upon, electronically sent or mailed, postage prepaid, not less than ten nor more than fifty days before the date of the meeting, unless a different period of notice is required by statute, to each stockholder entitled to vote thereat.

ARTICLE III

MEETINGS OF THE BOARD OF DIRECTORS

Section 7. Special meetings of the board may be called by the president on 10 days' notice to each director. Notice of the time and place of meetings of the Board of Directors of the Corporation, if required, shall be:

(a) delivered personally by hand, by courier or by telephone;

(b) sent by United States first-class mail, postage prepaid; or

(c) sent by facsimile, electronic mail or other electronic transmission,

directed to each director at that director's address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Corporation's records.

Section 9. If all the directors shall severally or collectively consent in writing or by electronic transmission to any action to be taken by the Corporation, and if the writing or writings or electronic transmissions are filed with the minutes of the proceedings of the board, such action shall be as valid a corporate action as though it had been authorized at a meeting of the board of directors.

ARTICLE VI

CERT IF ICATES OF SHARES

Section 1. The shares of the Corporation shall be represented by certificates or shall be uncertificated shares, as provided by the DGCL. If certificates, the certificates of shares of the Corporation shall be numbered and registered in a share register as they are issued. Whether represented by certificates or uncertificated shares, the records of the corporation shall exhibit the name of the registered holder and the number and class of shares and the series, if any, represented thereby and the par value of each share or a statement that such shares are without par value as the case may be.

LOST CERTIFICATES

Section 4. The board of directors shall direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, destroyed or wrongfully taken, upon the making of an affidavit of that fact by the person claiming the share certificate to be lost, destroyed or wrongfully taken. When authorizing such issue of a new certificate or uncertificated shares, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, destroyed or wrongfully taken certificate, or his legal representative, to advertise the same in such manner as it shall require and give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been 1ost, destroyed or wrongfully taken.

TRANSFER OF SHARES

Section 5. Transfers of stock shall be made on the books of the Corporation (a) upon presentation of the certificate by the registered holder or by a duly authorized attorney, or upon  presentation of proper evidence of authority to transfer the stock, and upon surrender of the appropriate certificate or (b) in the case of uncertificated shares, upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or a person presenting proper evidence of authority to transfer the stock.  The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.